Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2009, with respect to the consolidated financial statements of HeartWare International, Inc. included in the Annual Report of Heartware International, Inc. on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Amendment No. 2 to Registration Statement of Thoratec Corporation on Form S-4 (Reg. No. 333-159034). We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/  GRANT THORNTON LLP

Fort Lauderdale, Florida
July 13, 2009